EXHIBIT 10.17


                       INTERESTS AND LIABILITIES AGREEMENT

                           entered into by and between

                            LIFEUSA INSURANCE COMPANY

                                       and

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                             Minneapolis, Minnesota
            (hereinafter referred to as the "SUBSCRIBING REINSURER")


IT IS HEREBY AGREED that the SUBSCRIBING REINSURER shall have a 100% share as respects policies in the interests and liabilities of the "Reinsurer" as set forth in the attached Coinsurance Agreement entitled:

                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

IT IS FURTHER AGREED that this Interests and Liabilities Agreement shall become effective on January 1, 1999, with respect to policies issued on or after that date, and shall continue in force until terminated in accordance with the provisions of the attached Coinsurance Agreement.

IT IS ALSO AGREED that the SUBSCRIBING REINSURER'S share in the attached Coinsurance Agreement shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the SUBSCRIBING REINSURER shall in no event participate in the interests and liabilities of the other reinsurers.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Interest and Liabilities Agreement as of the dates undermentioned at:


Minneapolis, Minnesota, this 22nd day of December 1998.

                          /s/ Linda K. Burm, Senior Vice President and COO
                          ------------------------------------------------------
                          LIFEUSA INSURANCE COMPANY


Minneapolis, Minnesota, this 22nd day of December 1998.

                          /s/ Robert S. James, President of Individual Marketing
                          ------------------------------------------------------
                          ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE COMPANY
                             Minneapolis, Minnesota


                                       And
                   The subscribing reinsurers whose respective
                      INTERESTS AND LIABILITIES AGREEMENTS
                               ARE ATTACHED HERETO

                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE
-------                                                                     ----

      I      REINSURANCE COVERAGE.............................................1

     II      REINSURANCE PREMIUMS.............................................3

    III      CLAIMS...........................................................3

     IV      REPORTS AND REMITTANCES..........................................4

      V      EXPENSES.........................................................6

     VI      INTEREST ON STATEMENTS AND CLAIMS................................6

    VII      DAC TAX..........................................................6

   VIII      OVERSIGHTS.......................................................6

     IX      REDUCTIONS, TERMINATIONS AND CHANGES.............................6

      X      ACCESS TO RECORDS................................................7

     XI      UNAUTHORIZED REINSURERS..........................................8

    XII      INSOLVENCY.......................................................8

   XIII      ARBITRATION......................................................8

    XIV      RECAPTURE........................................................9

     XV      REINSTATEMENTS...................................................9

    XVI      PARTIES TO THE AGREEMENT.........................................9

   XVII      SCOPE AND DURATION OF AGREEMENT..................................9

  XVIII      OFFSET..........................................................10

    XIX      WRITTEN AGREEMENT...............................................10

     XX      INTERMEDIARY....................................................10

             EXHIBIT I.......................................................11
             EXHIBIT II......................................................12
             EXHIBIT III.....................................................13
             EXHIBIT IV......................................................14
             EXHIBIT V.......................................................16

                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE cOMPANY
                             Minneapolis, Minnesota
                   (hereinafter referred to as the "Company")

                                       and

                   THE SUBSCRIBING REINSURERS WHOSE RESPECTIVE
                      INTERESTS AND LIABILITIES AGREEMENTS
                               ARE ATTACHED HERETO
                  (hereinafter referred to as the "Reinsurer")


This Agreement, effective January 1, 1999, is made between the Company and the Reinsurer as follows:

ARTICLE I - REINSURANCE COVERAGE

A. The Company's individual life insurance, annuities and health insurance, with a focus towards long term care, issued on the policy forms specified in Exhibit I shall be reinsured automatically with the Reinsurer, provided it meets the following requirements:

        1. Policy issued according to the Company's then existing regular new risk underwriting rules.

        2.      Mortality ratings from Standard to Table 16 (P), inclusive.

        3. Issue age 80 or below for life insurance, issue age 85 or below for annuities, and issue age between 18 and 84 for long term care insurance.

        4.      Resident of the United States or Canada.

        5. Risk has not been submitted to the Reinsurer for facultative reinsurance.

        6.      Company retains the coinsurance percentage specified in Exhibit
                II.

        7. The face amount of life insurance then applied for in all companies, including the Company on the life, when added to the face amount then in force in all companies including the Company on that life, shall not exceed $2,500,000. For accidental death benefits, the amount shall not exceed $300,000.

        8. The maximum amount to be reinsured automatically on any one life shall not exceed $500,000 for life insurance and $1,000,000 for annuities.

B. If the insurance does not meet the automatic requirements specified in paragraph A, the Company may submit an application for facultative reinsurance. An application for facultative reinsurance shall be made by submitting to the Reinsurer a "Preliminary Application for Reinsurance,"
        Exhibit III, together with copies of all papers pertaining to the insurability of the risk. The Reinsurer shall have the option of accepting or rejecting or rating any application for facultative reinsurance. The Reinsurer shall promptly notify the Company of its underwriting action after the Reinsurer has examined the evidence of insurability submitted.

        If the amounts of life insurance issued and applied for in all companies is less than $1,500,000, the Company shall submit the information required in the preceding paragraph to Allianz Life Insurance Company of North America as the designated lead underwriter for the Reinsurer, and Allianz Life's underwriting decision shall be binding on the Reinsurer.

        If the amount of life insurance issued and applied for in all companies is $1,500,000 or more, the Company shall submit the information required in the second preceding paragraph to each reinsurer with an Interests and Liabilities Agreement to this Agreement, and each reinsurer shall promptly notify the Company of its underwriting action.

C. The liability of the Reinsurer shall begin on the effective date of the Company's liability on each policy reinsured hereunder. A policy reinsured hereunder shall be any policy for which the Company assigned its policy number after the effective date of this Agreement. However, the Reinsurer's liability for facultative reinsurance on a risk shall not commence before the Reinsurer has accepted the application for reinsurance. In no event shall the reinsurance be in force and binding unless the issuance and delivery of such insurance constituted the doing of business in the United States of America in a jurisdiction in which the Company was properly licensed.

D. Reinsurance shall be coinsurance and shall follow the policy forms and rates of the Company. The Company has furnished the Reinsurer with copies of its policy forms, applications, rates and values and shall submit to the Reinsurer policy modifications or new policy forms before reinsurance shall become effective hereunder.

E. The Reinsurer's share of a policy reinsured hereunder shall remain unchanged so long as the policy issued by the Company remains in force, except as provided in ARTICLE VIII - REDUCTIONS, TERMINATIONS AND CHANGES.

F. Receipt by the Reinsurer of the initial reinsurance premium and of each subsequent reinsurance premium, in accordance with the provisions of
        ARTICLE IV - REPORTS AND REMITTANCES of this Agreement shall be a condition to the Reinsurer's continuing liability for reinsurance of each policy reinsured.

G. The Company shall inform the Reinsurer of any reinsurance by means of the monthly accounting report as described in ARTICLE IV - REPORTS AND REMITTANCES.

H.      If a policy reinsured is changed to a plan of insurance not included in
        Exhibit I, reinsurance under this Agreement shall continue only with the written agree-


                                      - 2 -                             02/23/99
        ment of the Reinsurer, except as provided in paragraph A of ARTICLE VIII
        - REDUCTIONS, TERMINATIONS AND CHANGES.

I. The Reinsurer shall establish and assume liability for all statutory reserves, as required under law by the State of Minnesota, in proportion to the Reinsurer's liability for reinsurance on each policy reinsured.

ARTICLE II - REINSURANCE PREMIUMS

A. The Company shall pay the Reinsurer as reinsurance premiums, the reinsured portion of the premiums and deposits received by the Company from its insureds, including the policy fee.

B.      The Reinsurer shall pay the Company the allowances described in Exhibit
        IV.

C. The Reinsurer shall not reimburse the Company for the amount of any premium taxes.

D. The Company will pay all payments assessed by the various state guaranty associations based on the Covered Products business. The Reinsurer will reimburse the Company for the Reinsurer's share of such assessments and participate in any premium tax offsets based on the coinsurance percentages in Exhibit II. The Company and Reinsurer agree that assessments will be sought to be recovered either through future premium tax offsets or additional margins on inforce business.

ARTICLE III - CLAIMS

The Reinsurer shall reimburse the Company for the reinsured portion of all claims. Reinsured claims shall be reported by the Company and paid by the Reinsurer on the following basis:

A. The Reinsurer shall be liable to the Company for the insurance benefits reinsured under this Agreement as the Company shall be liable for such benefits. All reinsurance claim settlements shall be subject to the terms and conditions of the particular form of contract under which the Company is liable.

B. When the Company is advised of a claim, it shall promptly notify the Reinsurer.

C. The Company shall submit to the Reinsurer a copy of each paper connected with the claim to the extent that such papers are requested by the Reinsurer in accordance with criteria established from time to time by the Reinsurer. After reviewing such claim papers, the Reinsurer shall give its opinion as to how it would have handled the claim had it been a claim of the Reinsurer. The Reinsurer shall give its opinion within ten working days after the Reinsurer shall have received a copy of each paper connected with the claim. If no response is received within this ten-day period, it will be presumed the Reinsurer is agreeable to payment of the claim.

D. Payment of reinsurance proceeds shall be on the same basis as settlement is made by the Company under the policy reinsured hereunder.


                                      - 3 -                             02/23/99

E. The Company shall promptly notify the Reinsurer of its intention to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. If the Company's contest of such insurance results in the reduction of its liability, the Reinsurer's share of such reduction shall be the percentage set forth in Exhibit II, based on the date the policy was first reinsured under this Agreement.

        If the Reinsurer should decline to participate in the contest or assertion of defenses, the Reinsurer then shall discharge all of its liability by the payment of the full amount of reinsurance to the Company, and the Reinsurer shall not share in any subsequent reduction in liability.

F. If the amount of insurance provided by a policy reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established at claim of the insured, the Reinsurer's share of such increase or reduction shall be the percentage set forth in Exhibit II, based on the date the policy was first reinsured under this Agreement.

G. The Company alone shall pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

H. The Reinsurer shall share with the Company all expenses which are not routine. Expenses which are not routine shall be those directly incurred in connection either with the contest of insurance or the assertion of defenses to insurance or with the possibility of a contest or assertion of defenses. The Reinsurer's share of these expenses shall be the percentage set forth in Exhibit II, based on the date the policy was first reinsured under this Agreement. However, if the Reinsurer has discharged its liability under paragraph E of this Article, the Reinsurer shall not share in any expenses incurred after the date it has discharged its liability. The term "claim expenses" shall mean statutory interest payable on insurance proceeds, court costs, interest upon judgments, and allocated investigation, adjustment and legal expenses, but the term "claim expenses" shall not include salaries paid to employees of the Company.

I. Any particular reinsurer shall be obligated to reimburse the Company for the percentage set forth in that reinsurer's Interests and Liabilities Agreement of any amount paid by the Company for punitive, exemplary or compensatory damages arising out of the conduct of the Company in the investigation, trial or settlement of any claim or failure to pay or delay in payment of any benefit under a policy reinsured by this Agreement, but only if that particular reinsurer shall have, in advance of any such conduct by the Company, counseled with the Company and concurred in the Company's course of conduct.

ARTICLE IV - REPORTS AND REMITTANCES

The following rules for Monthly Reinsurance Accounting are required:

A. The reinsurance premiums required under this Agreement shall be payable to the Reinsurer on the same basis as the insurance premiums and deposits are payable to the Company.


                                      - 4 -                             02/23/99

B. Within ten days following the close of each month, the Company shall provide the Reinsurer with a statement listing the total and the reinsured portions of all premiums, deposits, refunds, allowances, claims, surrender benefits, policy loans, reserves and other mutually agreed upon items applicable to the month just ended. The format and methods of calculation of such items shall be in a form mutually acceptable to all parties.

C. For administrative purposes only, if a statement shows that a net balance is payable to the Reinsurer, the Company shall include with the statement its payment for the amount of the net balance due the Reinsurer. If payment for the full amount of the net balance due the Reinsurer is not included with the statement, the reinsurance premiums for all of the risks listed on the statement shall be in default. If a statement shall not be received by the Reinsurer within thirty days after the close of the month, the reinsurance premiums for all of the risks that would have been listed on such a statement shall be in default.

        Also for administrative purposes only, if a statement shows that a net balance is payable to the Company, the Reinsurer shall pay to the Company the amount of the net balance within thirty days after the day on which the Reinsurer receives the monthly statement from the Company.

D. It is the understanding of both parties that both parties desire the payment of net balances due no less frequently than weekly. Either party may, at its option and with the cooperation and consent of the other party, implement appropriate procedures designed to accomplish such transfers along with the appropriate statements. Such procedures may involve the establishment of special bank accounts and the use of wires, express mail or equivalent means. The establishment of such procedures, however, does not remove from either party any of the rights or obligations set forth in the other paragraphs of this Article.

E. The Reinsurer shall have the right to terminate the reinsurance on risks for which reinsurance premiums are in default by giving ninety days written notice of termination to the Company. As of the close of the last day of this ninety-day notice period, all of the Reinsurer's liability for reinsurance on risks which are the subject of the termination notice shall terminate unless the Reinsurer shall have been paid the amount in default prior to that time.

        Notwithstanding termination of reinsurance as provided by this paragraph, the Company shall continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer under this Agreement.

F. There shall be no reinstatement of reinsurance terminated under paragraph E of this Article.

G. The first day of the ninety-day notice of termination under paragraph E of this Article shall be the day the notice shall be deposited in the mail addressed to the Company's Home Office, or, if the mail is not used, the day it is delivered to the Company's Home Office or to an Officer of the Company.

H. Within thirty days following the close of each calendar quarter, the Company shall prepare and submit to the Reinsurer an in force listing of all risks reinsured under this Agreement setting forth pertinent data mutually agreed upon by all parties.


                                      - 5 -                             02/23/99

I. All amounts payable under this Agreement shall be payable in the lawful money of the United States; except, however, that they shall be payable in the lawful money of Canada if the Company's insurance is based on Canadian currency.

ARTICLE V - EXPENSES

The Company shall bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the issuance of the Company's insurance policies reinsured.

ARTICLE VI - INTEREST ON STATEMENTS AND CLAIMS

A. Interest accrual on all amounts owed from one party to the other begins on the tenth day following the end of the month. All interest credited shall be simple interest.

B. This arrangement shall take effect beginning with the January 1999 statement. Interest accrual for the January 1999 statement shall begin on February 10, 1999.

C. On the twentieth day of the month preceding the end of each calendar quarter (on the following business day if the twentieth day falls on a weekend or holiday), the interest rate shall be established which shall apply to any statements or claims due during the following calendar quarter.

D. The interest rate shall be the three-month Treasury Bill rate as stated in the Wall Street Journal.

ARTICLE VII - DAC TAX

The Company and the Reinsurer hereby agree that any DAC tax paid and credits received pursuant to Section 848 of the Internal Revenue Code of 1986 as a result of the Reinsured Policies will be shared proportionally according to the coinsurance percentages in Exhibit II.

ARTICLE VIII - OVERSIGHTS

It is understood and agreed that if failure to comply with the terms of this Agreement is shown to be unintentional and the result of a misunderstanding or oversight on the part of either the Company or the Reinsurer, both the Company and the Reinsurer shall be restored to the positions they would have occupied had no such misunderstanding or oversight occurred, provided the failure is rectified within a reasonable time after discovery.

ARTICLE IX - REDUCTIONS, TERMINATIONS AND CHANGES

A. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement, the insurance shall continue to be reinsured with the Reinsurer.

B.      If the insurance reinsured under this Agreement increases and:


                                      - 6 -                             02/23/99

        1. The increase is subject to new underwriting evidence, the provisions of ARTICLE I - REINSURANCE COVERAGE shall apply to the increase in reinsurance.

        2. The increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, provided that the total amount ceded does not exceed the Reinsurer's automatic binding limit.

C. If the amount of insurance provided by a policy reinsured under this Agreement is increased or reduced, the Reinsurer's share of such increase or reduction shall be the percentage set forth in Exhibit II, based on the date the policy was first reinsured under this Agreement.

D. If insurance reinsured under this Agreement is increased or reduced, the Reinsurer's share of any adjustments to cash values, reserves, policy loans, or other shared values shall be the percentage set forth in
        Exhibit II, based on the date the policy was first reinsured under this Agreement.

E. If insurance reinsured under this Agreement is terminated, the reinsurance for the individual risk involved shall be terminated on the effective date of termination.

F. On facultative reinsurance, if the Company wishes to reduce the mortality rating, this reduction shall be reunderwritten on a facultative basis under the facultative provisions of this Agreement.

G. The Reinsurer shall refund to the Company all unearned reinsurance premiums not including policy fees, less applicable allowances, arising from reductions, terminations and changes as described in this Article.

H. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement, the reinsurance allowances set forth in Exhibit IV shall be calculated, based on policy duration from the original date of issue, unless full new underwriting evidence according to the Company's regular underwriting rules is required. If such evidence is required, then the reinsurance allowance shall be based on the effective date of the replacement or change, but only in the proportion and to the extent that full first year compensation is payable, and subject to approval of the Reinsurer.

ARTICLE X - ACCESS TO RECORDS

A. The Reinsurer, by its duly authorized and appointed representatives, shall have the right at any reasonable time to examine at the office of the Company or the offices of any of the agencies which produce business for the Company, all papers and documents relating to reinsurance under this Agreement.

B. At least once each year, the independent auditors of the Company shall perform certain confirmation procedures, agreed upon by the Company and the Reinsurer, in connection with the reinsurance. A copy of the report of the independent auditor shall be furnished to the Reinsurer.


                                      - 7 -                             02/23/99

ARTICLE XI - UNAUTHORIZED REINSURERS

The Reinsurer agrees to fund its share of the Company's ceded statutory reserves by:

        1.      Escrow or trust accounts for the benefit of the Company; and/or

        2.      Cash advances;

if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

ARTICLE XII - INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARTICLE XIII - ARBITRATION

A. It is the intention of the parties that customs and usages of the business of reinsurance shall be given full effect in the interpretation of this Agreement. The parties shall act in all things with the highest good faith. A dispute or difference between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decisions from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict law.

B. There shall be three arbitrators who shall be active or retired officers of life insurance companies other than the contracting companies or their affiliates.


                                      - 8 -                             02/23/99

        Each of the contracting companies shall appoint one of the arbitrators and these two arbitrators shall select the third. In the event that either contracting company should fail to choose an arbitrator within thirty days after the other contracting company has given notice of its arbitrator appointment, that contracting company may choose two arbitrators, who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty days following their appointment, each arbitrator shall nominate three candidates within ten days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

C. The arbitrators shall decide by a majority of votes and from their written decision there can be no appeal. Within 45 days after the closing of the arbitration hearings, the decisions of the arbitrators will be presented to the parties to the arbitration. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators decide otherwise.

ARTICLE XIV - RECAPTURE

Unless otherwise mutually agreed by the parties to this Agreement, insurance reinsured under this Agreement shall not be eligible for recapture.

ARTICLE XV - REINSTATEMENTS

If insurance shall lapse for nonpayment of premium and if it is reinstated in accordance with its terms and the rules of the Company, the applicable reinsurance shall be reinstated by the Reinsurer, subject to the condition that the Company shall pay to the Reinsurer all reinsurance premiums in the same manner as the Company shall receive its premiums under its policy.

ARTICLE XVI - PARTIES TO THE AGREEMENT

This Agreement is for indemnity reinsurance solely between the Company and the Reinsurer. The acceptance of reinsurance shall not create any right or legal relation whatever between the Reinsurer and the insured or any other person having an interest in any kind of insurance issued by the Company.

ARTICLE XVII - SCOPE AND DURATION OF AGREEMENT

A. This Agreement shall be effective on January 1, 1999. This Agreement will remain in place at least as long as the Credit Agreement, dated December 22, 1998, between CAPITAL BANKERS LIFE INSURANCE COMPANY and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION remains in place. During this period, ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA will reinsure at least 25% of the business written by CAPITAL BANKERS LIFE INSURANCE COMPANY. This Agreement may be terminated with respect to new business to be reinsured thereafter at any time, subject to paragraph B of this Article, by either party giving ninety days written notice of termination to the other party. Reinsurance of policies in force on the date of termination shall remain in force until the extinction of the Company's liability under the policies reinsured.


                                      - 9 -                             02/23/99

B. Notwithstanding the provisions of paragraph A of this Article, if the Reinsurer terminates this Agreement with respect to new reinsurance and the Company has not arranged for a replacement reinsurer for new reinsurance prior to the date of termination under paragraph A of this Article, the Company may, by written notice to the Reinsurer prior to expiration of the ninety day period referred to in paragraph A of this Article, require that this Agreement shall continue in effect for up to an additional ninety days.

ARTICLE XVIII - OFFSET

Any debts or credits, liquidated or unliquidated, in favor of or against either the Reinsurer or the Company with respect to this Agreement only shall be set-off and only the balance shall be allowed or paid.

ARTICLE XIX - WRITTEN AGREEMENT

A. This Agreement shall constitute the entire Agreement between the parties with respect to the business being reinsured hereunder, and there are no other understandings between the parties other than as expressed in this Agreement.

B. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

ARTICLE XX - INTERMEDIARY

Reinsurance Alternatives - Reinsurance Intermediaries, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431, is hereby recognized as the intermediary with regard to this Agreement.


                                     - 10 -                             02/23/99

                                    EXHIBIT I


                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE COMPANY
                             Minneapolis, Minnesota


                               And The Reinsurers


The format of EXHIBIT I includes only Policy Forms and Plan Codes. However, this Agreement shall coinsure all state variations and qualified and non-qualified versions of the Policy Forms and Plan Codes in EXHIBIT I.


         PLAN CODE                           DESCRIPTION
         1C - P - Y      1101X               Ideal Care - Comprehensive

         1F - P - Y      1102X               Ideal Care - Facility Care

         1H - P - Y      1103X               Ideal Care - Home and Community
                                             Based Care




         Y = "N" for non-qualified and "Q" for qualified versions
         X = State variation code


                                     - 11 -                             02/23/99

                                   EXHIBIT II


                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE COMPANY
                             Minneapolis, Minnesota


                               And The Reinsurers




                             COINSURANCE PERCENTAGES


For all policies reinsured under this Agreement, the Company and the Reinsurer shall share the risks in accordance with the following schedule of coinsurance percentages:

      Policies First                    Company's         Reinsurer's
    Reinsured Between:                    Share              Share
  -----------------------               ---------         -----------
  01/01/99 and Thereafter                 0.00%              100.0%


                                     - 12 -                             02/23/99

                                   EXHIBIT III


                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE COMPANY
                             Minneapolis, Minnesota


                               And The Reinsurers

Exhibit III will consist of the Preliminary Application for Reinsurance to be agreed by the Reinsurers. Copy of the Preliminary Application for Reinsurance used by LifeUSA Insurance Company will be Exhibit III.


                                     - 13 -                             02/23/99

                                   EXHIBIT IV


                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE COMPANY
                             Minneapolis, Minnesota



                               And The Reinsurers




                                   ALLOWANCES


The REINSURER shall pay to the COMPANY an allowance equal to the coinsurance percentage reinsured multiplied by the following allowances:


I.  Ideal Care - Comprehensive, Facility Care, Home and Community Based Care

    1.  Per policy allowances

        A.  ISSUE ALLOWANCE

                 ----------------------- -----------------------------
                       ISSUE AGE              ALLOWANCE AT ISSUE
                 ----------------------- -----------------------------
                         < 65                        $35
                 ----------------------- -----------------------------
                        65 - 74                      $105
                 ----------------------- -----------------------------
                          75+                        $245
                 ----------------------- -----------------------------


        B.  MAINTENANCE ALLOWANCE: $30 All Years


                                     - 14 -                             02/23/99

    2.  Percent of premium allowances

        A.  PLANS OTHER THAN COMPOUND INFLATION PLAN:

------------------- ------------------ ------------------ ------------------
    ISSUE AGE             YR 1             YRS 2-10            YRS 11+
    ---------             ----             --------            -------
------------------- ------------------ ------------------ ------------------
      40-44              119.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      45-49              114.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      50-54              109.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      55-59              104.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      60-64               99.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      65-69               94.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      70-74               89.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
      75-79               84.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------
       80+                79.7%              23.0%              13.0%
------------------- ------------------ ------------------ ------------------

        B.  COMPOUND INFLATION PLANS:

------------------- ------------------ ------------------ ------------------
    ISSUE AGE             YR 1             YRS 2-10            YRS 11+
    ---------             ----             --------            -------
------------------- ------------------ ------------------ ------------------
      40-44              116.8%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      45-49              111.8%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      50-54              106.8%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      55-59              101.8%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      60-64               96.8%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      65-69               92.2%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      70-74               87.5%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
      75-79               82.9%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------
       80+                78.2%              22.3%              12.3%
------------------- ------------------ ------------------ ------------------

    3.  Claim Allowance:  5% of incurred claims


                                     - 15 -                             02/23/99

                                    EXHIBIT V

                              COINSURANCE AGREEMENT
                           Effective: January 1, 1999

                                     between

                            LIFEUSA INSURANCE COMPANY
                             Minneapolis, Minnesota

                               And The Reinsurers



                                    LINESLIP


As of January 1, 1999, LifeUSA Insurance Company of Minneapolis, Minnesota, entered into a Coinsurance Agreement (the "Agreement") with Allianz Life Insurance Company of North America of Minneapolis, Minnesota. For the purposes of this Letter of Understanding, the reinsurer will be referred to as the LifeUSA Lineslip ("Lineslip").

The Agreement provides, among other things, for reinsurance commissions and reinsurance allowances to be paid by the Lineslip to LifeUSA, as provided in
Exhibit IV to the Agreement. This Letter of Understanding acknowledges that those allowances were developed in such a way as to provide the Lineslip with an agreed rate of return, based on assumptions provided by LifeUSA and based on a methodology agreed to by the Lineslip.

The Lineslip reinsurers will participate in certain aspects of managing the profitability of the policies reinsured under the Agreement as members of a Product Management Committee which will, among other things, advise LifeUSA as to investment strategy, agree to an algorithm for determining the rate of interest to be credited to policyholders by LifeUSA, agree to underwriting guidelines by LifeUSA, and agree to the cost of insurance and premium rates charged to new and existing policyholders by LifeUSA.

This Letter of Understanding acknowledges that if LifeUSA unilaterally decides to take an action, or to not take an action, which is outside the agreed parameters, without agreement by the Product Management Committee, and if such action or inaction continues for three months after the Product Management Committee has notified LifeUSA of its recommendation, the reinsurance shall be repriced. LifeUSA shall have an obligation to adjust ongoing reinsurance terms to reestablish the rates of return to the Lineslip as originally agreed.

If the terms of this Letter of Understanding are in conflict with any state insurance regulations which would preclude LifeUSA from taking reserve credits in its Statutory Annual Statement for the reinsurance under the Agreement, the terms of this Letter of Understanding will be deemed to conform with those statutes in such a way that (1) LifeUSA may take full credit for the reinsured statutory reserves and (2) the spirit of this Letter of Understanding is maintained consistent with (1).


                                     - 16 -                             02/23/99